                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D. C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)

                               JUST FOR FEET, INC.
                         ------------------------------
                                (NAME OF ISSUER)



                                  COMMON STOCK
                    -----------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    48213P106
                         ------------------------------
                                 (CUSIP NUMBER)


                                    12/31/99
                         ------------------------------
                                     (DATE)


        CHECK THE FOLLOWING BOX IF FEE IS BEING PAID WITH THIS STATEMENT


              -----------------------------------------------------

CUSIP NO.          48213P106
             ---------------
-------------------------------------------------------------------------------

1)       Names of Reporting Persons         I.R.S. No.  31-0738296
         S.S. or I.R.S. Identification Nos. of           BANK ONE CORPORATION
         Above Persons
-------------------------------------------------------------------------------

2)       Check the Appropriate Box if a
         Member of a Group                               (a) ________
         (See Instructions)                              (b) ________
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3)       SEC Use only
-------------------------------------------------------------------------------

4)       Citizenship or Place of
         Organization                                    ILLINOIS
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Number of Shares           (5)  Sole Voting Power                        11,226
                                                                ---------------
Beneficially               (6)  Shared Voting Power                           0
                                                               ----------------
Owned by                   (7)  Sole Dispositive Power                    4,000
                                                               ----------------
Each Reporting             (8)  Shared Dispositive Power                  7,226
                                                               ----------------
Person with
-------------------------------------------------------------------------------

9)       Aggregate Amount Beneficially                                   11,226
         Owned by Each Reporting Person                        ----------------

-------------------------------------------------------------------------------

10)      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares (See Instructions)
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11)      Percent of Class Represented
         by Amount in Row 9                                                 0.0%
                                                               ----------------
-------------------------------------------------------------------------------


12)      Type of Reporting Person
         (See Instructions)                                                  HC
                                                               ----------------

-------------------------------------------------------------------------------
SEC 13G

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 13G Amendment No. 2

Item 1(a)         Name of Issuer:                              Just For Feet, Inc.
                                                               ---------------------------

Item 1(b)         Address of Issuer's principal executive
                   offices:                                    7400 Cahabe Valley Rd.
                                                               ---------------------------
                                                               Birmingham, AL
                                                               ---------------------------
                                                               35242
                                                               ---------------------------

Item 2(a)         Name of person filing:                       BANK ONE CORPORATION

Item 2(b)         Address of principal business office or,     One First National Plaza
                  if none residence:                           Chicago, IL 60670

Item 2(c)         Citizenship:                                 Not Applicable

Item 2(d)         Title of class of securities:                Common Stock
                                                               --------------------------

Item 2(e)         CUSIP No.:                                   48213P106
                                                               --------------------------

Item 3. This statement is filed pursuant to Rule 13d-1(c).

Item 4.  Ownership

                  This beneficial ownership by BANK ONE CORPORATION with respect to
                  common shares of           Just For Feet, Inc.                   :
                                   ------------------------------------------------

                  (a)      Amount beneficially owned:                        11,226
                                                                -------------------
                  (b)      Percent of class                                     0.0%
                                                                -------------------

                  (c)      Number of shares as to which such person has:

                           (I)      Sole power to vote or to direct the vote:                   11,226
                                                                                        --------------
                           (ii)     Shared power to vote or to direct the vote:                      0
                                                                                        --------------
                           (iii)    Sole power to dispose or to direct the
                                    disposition of:                                              4,000
                                                                                        --------------
                           (iv)     Shared power to dispose or to direct the
                                    disposition of:                                              7,226
                                                                                        --------------

Item 5.  Ownership of 5 percent or less of a Class.                                [ X ]
                                                                       -----------------

Item 6.  Ownership of More than 5 percent on Behalf of Another Person.               N/A
                                                                       -----------------

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security
                  Being Reported on By the Parent Holding Company.
                                                                       -----------------


                                            Bank One Trust Company, N.A.
                                            Bank One, Arizona, NA
                                            Bank One Texas, N.A.
                                            Bank One, West Virginia, N.A.
                                            Bank One, Wheeling/Steubenville, N.A.
                                            The One Group

Item 8.  Identification and Classification of Members of the Group.                  N/A
                                                                       -----------------

Item 9.  Notice of Dissolution of Group.                                             N/A
                                                                       -----------------

Item 10. Certification.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Dated:   February 9, 2000
         ------------------------


                                                 BANK ONE CORPORATION

                                        By:      /s/ DAVID J. KUNDERT
                                                 David J. Kundert
                                                 EXECUTIVE VICE PRESIDENT